EXHIBIT 99.1

US Ecology Announces First Quarter 2020 Results

FIRST QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue of $240.7 million, up 84%, including $86.6 million from NRC
  Organic revenue growth of 18% on legacy US Ecology business
  Base Business growth of 5%; Event Business growth of 102%, excluding NRC
  Field and Industrial Services revenue up 14%, excluding NRC, with margin expansion
  $300.3 million goodwill impairment charge related to energy businesses
  Net loss of $298.1 million, or $9.52 per diluted share including impairment charge
  Adjusted earnings per diluted share of $0.12
  Adjusted EBITDA of $43.2 million, up 82% including organic growth of 31% in legacy US Ecology business
  NRC contributed adjusted EBITDA of approximately $12.2 million

BOISE, Idaho, May 07, 2020 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ-GS: ECOL) (“US Ecology” or “the Company”) today reported total revenue of $240.7 million and a net loss of $298.1 million, or $9.52 per diluted share, for the quarter ended March 31, 2020 after recognizing goodwill impairment charges of $300.3 million related to its energy waste disposal and international businesses.  Adjusted earnings per diluted share, as defined in Exhibit A of this release, was $0.12 per diluted share in the first quarter of 2020 compared with $0.22 in the quarter ended March 31, 2019. On November 1, 2019, US Ecology completed its acquisition of NRC Group Holdings Corp. (“NRC”) and first quarter 2020 results presented include three months of NRC operations.

“The COVID-19 pandemic has and continues to affect everyone, and US Ecology is no exception,” commented Chairman and Chief Executive Officer, Jeff Feeler. “Our heart goes out to all of those impacted.  We also want to offer a special thank you to all the essential service providers that are keeping us safe in this time of need, and this includes US Ecology’s over 3,500 team members that have not missed a beat, despite the rapidly changing, unparalleled and stressful conditions.”

“US Ecology’s first quarter financial results were not significantly impacted by of the ongoing pandemic with the exception of our energy waste disposal services business that was already operating in a challenging environment prior to the COVID-19 pandemic and the oil production war.  Legacy US Ecology revenue grew 18% as a direct result of our Event business increasing by 102% and our Base Business growing 5% over the first quarter last year. This reflects the strong business environment we were experiencing prior to the pandemic. Our legacy US Ecology field services business also experienced strong double-digit growth in small quantity generation services led by our retail, lab pack and LTL services, with segment margin expansion of over 200 basis points. Together, our legacy US Ecology business delivered a 31% increase in adjusted EBITDA in the first quarter of 2020 compared to the first quarter of 2019. The acquired NRC business contributed $12.2 million of adjusted EBITDA in the first quarter, with solid results from the field and industrial services business.  While the energy waste disposal services business underperformed due to the extremely challenging environment, overall, I am extremely pleased with our execution in the first quarter.”

Total revenue for the first quarter of 2020 of $240.7 million was up 84% from $131.0 million in the same quarter last year.  Revenue for the first quarter of 2020 includes $86.6 million from NRC.

Revenue for the Environmental Services1 (“ES”) segment was $126.7 million for the first quarter of 2020, up 37% from $92.3 million in the first quarter of 2019. NRC contributed $16.8 million to ES segment revenue in the first quarter of 2020. Excluding the NRC contribution, ES segment revenue increased 19%, attributable to 17% growth in treatment and disposal (“T&D”) revenue and 32% growth in in transportation revenue compared to the first quarter of 2019.

Revenue for the Field and Industrial Services2 (“FIS”) segment was $114.0 million for the first quarter of 2020, up 194% from $38.7 million in the first quarter of 2019. FIS segment revenue benefitted from a $69.8 million contribution from NRC in the first quarter of 2020.  Excluding NRC, FIS segment revenue increased 14% in the first quarter of 2020 compared to the first quarter of 2019. The increase was primarily the result of higher revenue in our remediation and small quantity generation service lines.

Gross profit for the first quarter of 2020 was $61.1 million, up 73% from $35.2 million in the same quarter last year.  Gross profit for the ES segment was $44.1 million in the first quarter of 2020 and included $4.7 million from NRC, up from $31.6 million in the first quarter of 2019.  T&D gross margin for the ES segment was 39% for the first quarter of 2020.  Excluding NRC, T&D gross margin for the ES segment was 42% in the first quarter of 2020 compared with 39% in the first quarter of 2019. The increase was primarily attributable to a more favorable service mix and the recovery of our Grand View, Idaho operations in the first quarter of 2020 compared to the first quarter of 2019. Gross profit for the FIS segment in the first quarter of 2020 was $17.0 million and included $11.7 million from NRC. Excluding NRC, our FIS segment gross profit grew 44% over the $3.7 million of gross profit in the first quarter of 2019. FIS segment gross margin for the first quarter of 2020 was 15%, 12% excluding NRC.  This compares to 10% in the first quarter of 2019 with the improvement driven primarily by a more favorable service mix.

Selling, general and administrative (“SG&A”) expense for the first quarter of 2020 was $51.1 million and included $19.7 million of NRC SG&A and $2.9 million in business development and integration expenses. Excluding NRC and business development and integration expenses, SG&A expense was $28.0 million for the first quarter of 2020. This compares to $20.3 million in the first quarter of 2019 which benefitted from $4.7 million of property insurance recoveries related to the Idaho facility accident. The first quarter of 2020 also saw higher labor related expenses and insurance costs compared to the first quarter of 2019.

During the first quarter of 2020, the Company recognized a $283.6 million goodwill impairment charge on its Energy Waste Disposal Services business operating within the Environmental Services segment. The Company also recognized a $16.7 million goodwill impairment charge in its international business within the Field and Industrial Services segment.  These non-cash charges were primarily the result of the supply and demand shock in the global oil market and the associated and expected impact on long-term cash flows of each business.

Excluding the total goodwill impairment charges of $300.3 million, operating income was $10.1 million compared with $14.9 million in the first quarter of 2019.  The operating income decline reflects $2.9 million of business development and integration costs as well as operating losses from NRC in the first quarter of 2020.

Net interest expense for the first quarter of 2020 was $9.2 million, up from $3.8 million in the first quarter of 2019. This increase was due to higher debt levels primarily resulting from the NRC acquisition and share repurchases in the first quarter of 2020.

The Company’s consolidated effective income tax rate for the first quarter of 2020 was approximately 13.5% when excluding the impact of the goodwill asset impairment charges which are not deductible for income tax purposes. This compares to 27.4% in the first quarter of 2019.  The decrease was primarily due to lower domestic earnings resulting in a year-to-date tax benefit.  This was partially offset by higher income tax expenses on foreign earnings during the first quarter of 2020 compared to the first quarter of 2019.

Net loss for the first quarter of 2020 was $298.1 million, or $9.52 per diluted share, compared to net income of $8.0 million, or $0.36 per diluted share, in the first quarter of 2019. Adjusted earnings per diluted share was $0.12 per diluted share in the first quarter of 2020 and reflects the dilutive effect of the additional shares issued in conjunction with the NRC acquisition on November 1, 2019 and includes approximately $0.15 per diluted share ($4.7 million, after tax) for intangible asset amortization related to the NRC acquisition. This compares to adjusted earnings per share of $0.22 per diluted share in the first quarter of 2019.

Adjusted EBITDA for the first quarter of 2020 was $43.2 million, up 82% from $23.7 million in the same period last year. Excluding the $12.2 million of adjusted EBITDA contributed by NRC in the first quarter of 2020, legacy US Ecology first quarter adjusted EBITDA grew 31% to $31.0 million as compared with $23.7 million in the same period last year.

Adjusted free cash flow was $15.9 million in the first quarter of 2020 compared to $12.1 million in the first quarter of 2019.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share, net income to adjusted EBITDA and net cash from operating activities to adjusted free cash flow are attached as Exhibit A to this release.

2020 BUSINESS OUTLOOK

On March 31, 2020, we announced certain capital preservation initiatives as a result of the unprecedented uncertainty due to the COVID-19 pandemic that included:

  Implementation of cost control initiatives expected to generate $15 million to $20 million in annual savings
  Reductions to the 2020 capital spending plan by approximately 30%, or $30 million
  The suspension of the quarterly dividend to preserve free cash flow by approximately $6 million per quarter and enhance liquidity

We also announced the withdrawal of our 2020 financial guidance due to the increased uncertainty the COVID-19 pandemic has on the Company’s business.

“Although the impact of the COVID-19 pandemic on our first quarter 2020 results was fairly limited we currently expect the second quarter to be adversely impacted as social distancing measures and shelter in place took effect.” commented Feeler. “In addition to the capital preservation initiatives announced earlier this year, the Company continues to evaluate additional cost saving measures and cash flow enhancements to strengthen our already strong balance sheet position, particularly if conditions worsen beyond our current expectations.  We continue to manage US Ecology for the long term and we are committed to protecting our valuable workforce, managing through lower business activity with redeployment of team members to other business lines, reducing hours and taking advantage of furlough programs to prepare to take advantage of better business conditions.  With approximately $110 million of cash and $76 million of capacity on our revolving line of credit, our liquidity and balance sheet remain strong and we anticipate that we will generate strong free cash flow despite results being lower than initially anticipated coming into the year.”

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, May 8, 2020 at 11:00 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 800-347-6311 or 720-543-0197. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through May 15, 2020 by calling 888-203-1112 or 719-457-0820 and using the passcode 2525592.  The replay will also be accessible on our website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The company addresses the complex waste management and response needs of its customers offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, leading emergency response and standby services, and a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for the Company’s services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Many of these factors are beyond our ability to control or predict. Such factors include developments related to the COVID-19 pandemic, fluctuations in commodity markets related to our business, the integration of NRC’s operations, the loss or failure to renew significant contracts, competition in our markets, adverse economic conditions, our compliance with applicable laws and regulations, potential liability in connection with providing oil spill response services and waste disposal services, the effect of existing or future laws and regulations related to greenhouse gases and climate change, the effect of our failure to comply with U.S. or foreign anti-bribery laws, the effect of compliance with laws and regulations, an accident at one of our facilities, incidents arising out of the handling of dangerous substances, our failure to maintain an acceptable safety record, our ability to perform under required contracts, limitations on our available cash flow as a result of our indebtedness, liabilities arising from our participation in multi-employer pension plans, the effect of changes in the method of determining the London Interbank Offered Rate (“LIBOR”) or the replacement thereto, risks associated with our international operations, the impact of changes to U.S. tariff and import and export regulations, a change in NRC’s classification as an Oil Spill Removal Organization, cyber security threats, unanticipated changes in tax rules and regulations, loss of key personnel, a deterioration in our labor relations or labor disputes, our reliance on third-party contractors to provide emergency response services, our access to insurance, surety bonds and other financial assurances, our litigation risk not covered by insurance, the replacement of non-recurring event projects, our ability to permit and contract for timely construction of new or expanded disposal space, renewals of our operating permits or lease agreements with regulatory bodies, our access to cost-effective transportation services, lawsuits, our implementation of new technologies, fluctuations in foreign currency markets and foreign affairs, our integration of acquired businesses, our ability to pay dividends or repurchase stock, anti-takeover regulations, stock market volatility, the failure of the warrants to be in the money or their expiration worthless and risks related to our compliance with maritime regulations (including the Jones Act).

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are under no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the “Risk Factors” section in this report could harm our business, prospects, operating results and financial condition.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue
Environmental Services	$126,745	$92,332
Field & Industrial Services	113,975	38,705

Total	240,720	131,037

Gross profit
Environmental Services	44,106	31,556
Field & Industrial Services	17,016	3,685

Total	61,122	35,241

Selling, general & administrative expenses
Environmental Services	14,235	1,406
Field & Industrial Services	14,683	3,385
Corporate	22,140	15,514

Total	51,058	20,305

Goodwill impairment charges
Environmental Services	283,600	-
Field & Industrial Services	16,700	-

Operating (loss) income	(290,236)	14,936

Other income (expense):
Interest income	89	207
Interest expense	(9,310)	(4,030)
Foreign currency gain (loss)	937	(139)
Other	171	110

Total other expense	(8,113)	(3,852)

(Loss) income before income taxes	(298,349)	11,084
Income tax (benefit) expense	(263)	3,041

Net (loss) income	$(298,086)	$8,043

(Loss) earnings per share:
Basic	$(9.52)	$0.37
Diluted	$(9.52)	$0.36

Shares used in (loss) earnings
per share calculation:
Basic	31,305	21,987
Diluted	31,305	22,197

Dividends paid per share	$0.18	$0.18

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
Assets

Current Assets:
Cash and cash equivalents	$109,790	$41,281
Receivables, net	240,378	255,310
Prepaid expenses and other current assets	27,080	25,136
Income tax receivable	10,332	11,244
Total current assets	387,580	332,971

Property and equipment, net	485,325	478,768
Operating lease assets	55,843	57,396
Restricted cash and investments	5,168	5,069
Intangible assets, net	564,124	574,902
Goodwill	466,031	766,980
Other assets	14,568	15,158
Total assets	$1,978,639	$2,231,244

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$51,387	$46,906
Deferred revenue	21,698	14,788
Accrued liabilities	50,245	65,869
Accrued salaries and benefits	22,069	29,653
Income tax payable	1,324	726
Short-term borrowings	396	-
Current portion of long-term debt	3,358	3,359
Current portion of closure and post-closure obligations	2,704	2,152
Current portion of operating lease liabilities	17,813	17,317
Total current liabilities	170,994	180,770

Long-term debt	855,003	765,842
Long-term closure and post-closure obligations	84,392	84,231
Long-term operating lease liabilities	38,092	39,954
Other long-term liabilities	31,439	20,722
Deferred income taxes, net	122,396	128,345
Total liabilities	1,302,316	1,219,864

Commitments and contingencies

Stockholders’ Equity

Common stock	315	315
Additional paid-in capital	817,730	816,345
Retained (deficit) earnings	(97,179)	206,574
Treasury stock	(18,332)	-
Accumulated other comprehensive loss	(26,211)	(11,854)
Total stockholders’ equity	676,323	1,011,380
Total liabilities and stockholders’ equity	$1,978,639	$2,231,244

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Three Months Ended March 31,
	2020	2019
Cash Flows From Operating Activities:
Net (loss) income	$(298,086)	$8,043
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	17,978	8,125
Amortization of intangible assets	9,441	2,811
Accretion of closure and post-closure obligations	1,266	1,125
Property and equipment impairment charges	-	25
Goodwill impairment charges	300,300	-
Unrealized foreign currency (gain) loss	2,703	(371)
Deferred income taxes	(3,320)	2,905
Share-based compensation expense	1,564	1,222
Share-based payment of business development and integration expenses	181	-
Unrecognized tax benefits	52	131
Net loss (gain) on disposition of assets	184	(272)
Gain on insurance proceeds from damaged property and equipment	-	(4,653)
Change in fair value of contingent consideration	(1,127)	-
Amortization of debt discount	245	-
Amortization of debt issuance costs	298	204
Changes in assets and liabilities (net of effects of business acquisition):
Receivables	13,467	16,577
Income tax receivable	893	(1,487)
Other assets	(2,957)	525
Accounts payable and accrued liabilities	(13,618)	(11,935)
Deferred revenue	7,083	(47)
Accrued salaries and benefits	(7,446)	(3,417)
Income tax payable	662	(517)
Closure and post-closure obligations	(417)	(470)
Net cash provided by operating activities	29,346	18,524

Cash Flows From Investing Activities:
Business acquisitions, net of cash acquired	(3,309)	-
Purchases of property and equipment	(19,131)	(7,223)
Insurance proceeds from damaged property and equipment	-	5,000
Proceeds from sale of property and equipment	781	459
Purchases of restricted investments	(56)	(23)
Net cash used in investing activities	(21,715)	(1,787)

Cash Flows From Financing Activities:
Proceeds from long-term debt	90,000	-
Payments on long-term debt	(1,125)	(30,000)
Payments on short-term borrowings	(49,871)	(4,331)
Proceeds from short-term borrowings	50,267	6,449
Dividends paid	(5,667)	(3,970)
Payment of equipment financing obligations	(1,525)	(199)
Repurchases of common stock	(18,332)	(915)
Net cash provided by (used in) financing activities	63,747	(32,966)

Effect of foreign exchange rate changes on cash	(2,825)	393

Increase (decrease) in cash and cash equivalents and restricted cash	68,553	(15,836)

Cash and cash equivalents and restricted cash at beginning of period	42,140	32,753

Cash and cash equivalents and restricted cash at end of period	$110,693	$16,917

EXHIBIT A
Non-GAAP Results and Reconciliations

US Ecology reports adjusted EBITDA, adjusted earnings per diluted share results and adjusted free cash flow, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (“GAAP”) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, adjusted earnings per diluted share and adjusted free cash flow are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, adjusted earnings per diluted share and adjusted free cash flow are significant components in understanding and assessing financial performance.

Adjusted EBITDA, adjusted earnings per diluted share and adjusted free cash flow should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, adjusted earnings per diluted share and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements;
  Adjusted EBITDA does not reflect our business development and integration expenses, which may vary significantly quarter to quarter;
  Adjusted earnings per diluted share does not reflect property insurance recoveries;
  Adjusted free cash flow does not reflect business development and integration expenses, which may vary significantly quarter to quarter;
  Adjusted free cash flow does not reflect capital expenditures associated with the rebuild of our Grand View, Idaho facility which are expected to be recovered through insurance proceeds;
  Adjusted free cash flow does not reflect capital expenditures associated with synergy driven initiatives;
  Adjusted free cash flow does not reflect capital expenditures associated with discretionary growth projects; and
  Adjusted free cash flow does not reflect payments of deferred/contingent purchase consideration.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, share-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges, property insurance recoveries, business development and integration expenses and other income/expense.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three months ended March 31, 2020 and 2019:

(in thousands)	Three Months Ended March 31,
	2020	2019

Net (loss) income	$(298,086)	$8,043
Income tax (benefit) expense	(263)	3,041
Interest expense	9,310	4,030
Interest income	(89)	(207)
Foreign currency (gain) loss	(937)	139
Other income	(171)	(110)
Property and equipment impairment charges	-	25
Goodwill impairment charges	300,300	-
Depreciation and amortization of plant and equipment	17,978	8,125
Amortization of intangible assets	9,441	2,811
Share-based compensation	1,564	1,222
Accretion and non-cash adjustments of closure & post-closure obligations	1,266	1,125
Property insurance recoveries	-	(4,653)
Business development and integration expenses	2,907	141
Adjusted EBITDA	$43,220	$23,732

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of the non-cash impairment charges, the after-tax impact of property insurance recoveries, the after-tax impact of business development and integration costs, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings per diluted share calculation are related to the Company’s assessment of goodwill associated with its Energy Waste Disposal Services and international businesses in the first quarter of 2020. Business development and integration costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses and transaction expenses. The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period.

We believe excluding the non-cash impairment charges, the after-tax impact of business development and integration costs, and non-cash foreign currency translation gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months ended March 31, 2020 and 2019:

(in thousands, except per share data)	Three Months Ended March 31,
	2020				2019
	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$(298,349)	$263	$(298,086)	$(9.52)	$11,084	$(3,041)	$8,043	$0.36

Adjustments:
Plus: Goodwill impairment charges	300,300	-	300,300	9.59	-	-	-	-
Plus: Property and equipment impairment charges	-	-	-	-	25	-	25	-
Plus: Business development and integration expenses	2,907	(799)	2,108	0.07	141	(39)	102	-
Less: Property insurance recoveries	-	-	-	-	(4,653)	1,277	(3,376)	(0.15)
Foreign currency loss (gain)	(937)	258	(679)	(0.02)	139	(38)	101	0.01

As Adjusted	$3,921	$(278)	$3,643	$0.12	$6,736	$(1,841)	$4,895	$0.22

Shares used in (loss) earnings per diluted share calculation			31,305				22,197

Adjusted Free Cash Flow

The Company defines adjusted free cash flow as net cash provided by operating activities less purchases of property plant and equipment, plus business development and integration expenses, plus payments of deferred/contingent purchase consideration, plus purchases of property and equipment for the Grand View, Idaho facility rebuild, plus synergy related capital expenditures, plus proceeds from sale of property and equipment.

The following reconciliation itemizes the differences between reported net cash from operating activities to adjusted free cash flow for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
(in thousands)	2020	2019
Adjusted Free Cash Flow Reconciliation
Net cash provided by operating activities	$29,346	$18,524
Less: Purchases of property and equipment	(19,131)	(7,223)
Plus: Business development and integration expenses, net of tax	2,108	102
Plus: Purchases of property and equipment for the Idaho facility rebuild	1,811	239
Plus: Payment of deferred/contingent purchase consideration	1,000	-
Plus: Proceeds from sale of property and equipment	781	459

Adjusted Free Cash Flow	$15,915	$12,101

Contact: Alison Ziegler, Darrow Associates (201)220-2678
aziegler@darrowir.com  www.usecology.com

1 Environmental Services (“ES”) - This segment includes the NRC energy waste disposal services business (formerly known as Sprint Energy) as well as US Ecology’s legacy treatment and disposal facilities. Our ES segment provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous waste at Company-owned or operated landfill, wastewater and other treatment facilities.

2 Field & Industrial Services (“FIS”) - This segment includes the remainder of the NRC business, excluding the energy waste disposal services as described above, as well as the legacy US Ecology field and industrial services business. Our FIS segment provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities as well as emergency response and spill cleanup services, standby services, on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste.  This segment also provides specialty services such as high-pressure and chemical cleaning, centrifuge and materials processing, tank cleaning, decontamination, remediation and other services to commercial and industrial facilities and government entities.